Harbin Electric Enters Loan Agreement with China Development Bank

Harbin, China, November 22, 2010 – Harbin Electric, Inc. (“Harbin Electric” or the “Company”, NASDAQ: HRBN), a leading developer and manufacturer of a wide array of electric motors in the People’s Republic of China, today announced that it entered into a Term Loan Facility Agreement (the “Agreement”) with China Development Bank Corporation, Hong Kong Branch, as lender (“CDB”), pursuant to which CDB will provide a USD$35 million loan facility and an RMB100 million (approximately USD$15 million) loan facility to the Company (the “Loans”).

The Loans shall be made pursuant to one or more borrowings from time to time during the six-month period from the date of the Agreement. The USD$35 million loan carries interest at the London Interbank Offered Rate (LIBOR) plus 3% per annum, and the RMB100 million loan carries interest at the Shanghai Interbank Offered Rate (SHIBOR) plus 2.5% per annum. One half of the outstanding amount of each of the Loans will mature 24 months from the date of the Agreement and the remaining outstanding balance of these Loans will mature 36 months from the date of the Agreement. The Company’s obligations under the Agreement will be secured by a pledge of certain shares of common stock of the Company owned by its Chairman and Chief Executive Officer, Tianfu Yang.

China Development Bank is one of three Chinese policy banks, administered directly by the State Council, with assets of RMB4.94 trillion (approximately USD$740 billion) as of the end of September 2010. The strategic focuses of China Development Bank include: supporting China’s infrastructure development initiatives, basic industries and pillar industries; promoting coordination in China’s regional development and restructuring key industries; facilitating the development of China’s new rural communities; focusing on initiatives that enhance Chinese people's livelihood through supporting sectors that have traditionally been faced with funding constraints; steadily promoting international cooperation and supporting the implementation of China’s "go global" strategy; and prioritizing planning, enhancing financial services and deepening financing cooperation.

“We believe that our ability to secure these Loans and benefit from a longer maturity than loans typically provided by Chinese banks to small non-state-owned companies in China is a testament to our favorable prospects, our leadership position in our markets, our financial strength, and our record of outstanding performance. We also believe that these Loans will provide us with significant operating flexibility to continue to expand capacity, accommodate strong growth, and execute our business plans. We intend to use USD$15 million of these Loans to repay the short term debt under the Loan Agreement dated July 28, 2010 by and between the Company and Abax Emerald Ltd. and use the remainder of the proceeds of these Loans for working capital of the Company,” said Mr. Yang, Chairman and Chief Executive Officer of Harbin Electric.

About Harbin Electric, Inc.
Harbin Electric, headquartered in Harbin, China, is a leading developer and manufacturer of a wide array of electric motors with a focus on innovative, customized, and value-added products. Its major product lines include industrial rotary motors, linear motors, and specialty micro-motors. The Company's products are purchased by a broad range of domestic and international customers, including those involved in the energy industry, factory automation, food processing, packaging, transportation, automobile, medical devices, machinery and tool manufacturing, chemical, petrochemical, as well as in the metallurgical and mining industries. The Company operates four manufacturing facilities in China located in Xi'an, Weihai, Harbin, and Shanghai.

Harbin Electric has built a strong research and development capability by recruiting talent worldwide and through collaborations with top scientific institutions. The Company owns numerous patents in China and has developed award-winning products for its customers. Relying on its own proprietary technology, the Company developed an energy efficient linear motor driven oil pump, the first of its kind in the world, for the largest oil filed in China. Its self-developed linear motor propulsion system is powering China's first domestically made linear motor driven metro train. As China continues to grow its industrial base, Harbin Electric aspires to be a leader in the industrialization and technology transformation of the Chinese manufacturing sector. To learn more about Harbin Electric, visit www.harbinelectric.com.

Safe Harbor Statement
The actual results of Harbin Electric, Inc. could differ materially from those described in this press release. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in the Company's periodic filings with the U.S. Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its annual report on Form 10-K for the year ended December 31, 2009. The Company does not undertake any obligation to update forward-looking statements contained in the press release. This press release contains forward-looking information about the Company that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company's future performance, operations and products.

    For investor and media inquiries, please contact:

     Christy Shue
     Harbin Electric, Inc.
     Executive VP, Finance & Investor Relations
     Tel:   +1-631-312-8612
     Email: IR@HarbinElectric.com

     Kathy Li
     Christensen Investor Relations
     Tel:   +1-212-618-1978
     Email: kli@christensenir.com